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FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity New York Municipal Trust II

Series Number	1
Fund	Fidelity New York Municipal Money Market Fund
Trade Date	02/26/2010
Settle Date	03/10/2010
Security Name	NY ST 2% 3/1/11
CUSIP	649791AY6
Price	101.624
Transaction Value	$15,233,437.60
Class Size	137,600,000
% of Offering	10.89%
Underwriter Purchased From	Citigroup Global Markets Inc.
Underwriting Members: (1)	Citigroup Global Markets Inc.
Underwriting Members: (2)	Roosevelt & Cross, Inc.
Underwriting Members: (3)	Ramirez & Co., Inc.
Underwriting Members: (4)	C.L. King & Associates
Underwriting Members: (5)	UBS Financial Services Inc.
Underwriting Members: (6)	Sterne, Agee & Leach, Inc.
Underwriting Members: (7)	Corby Capital Markets, Inc.
Underwriting Members: (8)	Bank of New York Mellon Capital Markets
Underwriting Members: (9)	Cabrera Capital Markets Inc.
Underwriting Members: (10)	Fidelity Capital Markets
Underwriting Members: (11)	FirstSouthwest
Underwriting Members: (5)	Rice Financial Products Company
Underwriting Members: (6)	Stone & Youngberg LLC
Underwriting Members: (7)	Oppenheimer & Co.
Underwriting Members: (8)	Loop Capital Markets
Underwriting Members: (9)	M.R. Beal & Company
Underwriting Members: (10)	Siebert Brandford Shank & Co.
Underwriting Members: (11)	Stifel, Nicolaus & Company, Inc.
Underwriting Members: (12)	Jefferies & Company, Inc.
Underwriting Members: (13)	Goldman, Sachs & Co.
Underwriting Members: (14)	Charles Schwab & Co.